Exhibit 10.32

VENDOR SERVICES AGREEMENT

This Agreement is effective as of _ 2 / 11, 1999, between Citibank, Consumer Finance having a place of business at 750, Washington Boulevard, Stamford, CT 06901 (“CCF”) and Primerica Life Insurance Company, having a place of business at 3141 Oakcliff Industrial Estate, Doraville, GA 30340 (“Vendor”). It sets forth the terms and conditions governing the services that Vendor shall provide to CCSI.

ARTICLE 1. VENDOR RESPONSIBILITIES

1.1 Vendor shall provide to CCF the services described in the attached Exhibit 1 (“Services”) pursuant to the provisions of this Agreement. Performance and documentation standards, term of Agreement, timetables, and Service fees (with applicable taxes separately itemized) are set forth in Exhibit 1. If additional services are to be covered by this Agreement, Vendor and CCF shall prepare additional sequentially numbered Exhibits signed by both parties.

1.2 Vendor agrees that any work product it produces pursuant to this Agreement, or any pre-existing work product that it modifies in the course of providing Services, will be considered “work for hire” and the property of CCF, unless otherwise agreed to in writing. If and to the extent that the work product is not a “work made for hire,” Vendor hereby assigns all rights, title and interest in the work product, including but not limited to the copyright, to CCF. Vendor shall not use such work for hire for the benefit of any party other than CCF or its affiliates. Any work product that Vendor produced prior to this Agreement’s effective date and did not modify for purposes of providing Services will not be subject to the provisions of this section.

1.3 Vendor may not assign any part of the Services without CCF’s prior written approval. Notwithstanding such approval, Vendor shall remain responsible for all obligations under this Agreement and for the acts or omissions of its agents or subcontractors.

1.4 To the extent Vendor performs Services on the premises of CCF or its corporate affiliates, Vendor shall observe the working hours and policies, security measures and holiday schedules of CCF.

1.5 Unless CCF has given its prior written consent, Vendor shall not perform any services for any party (other than CCF or its corporate affiliates) that directly or through a corporate affiliate issues or markets personal loans or lines of credit

1.6 While this Agreement is in effect and for a period of six (6) months after the termination of this Agreement, Vendor shall not hire or solicit the employment of any person whom CCF employed during the period of this Agreement or the six-month period preceding this Agreement’s effective date. The obligations of this Article 1.6 shall survive the termination of this Agreement.

1.7 Vendor shall: (a) comply with all applicable laws, including all Fair Lending laws and regulations, while performing Services; (b) obtain all necessary consents and authorizations prior to providing Services; (c) ensure that none of the Services will infringe on the proprietary or ownership rights of any party; (d) calculate, report, and remit all sales, use, excise, or similar taxes related to its performance of Services; (e) be solely liable for any taxes, penalties, or interest which may be imposed due to Vendor’s failure to timely file returns or deposit appropriate taxes of any nature whatsoever; and (f) ensure that none of the Services, and none of the names, marks, or graphics used in connection with the Services or any work product created by Vendor pursuant to this Agreement, infringe on the proprietary, ownership or intellectual property rights including, but not limited to, the trademark, copyright and patent rights, of any party.

ARTICLE 2. CCF RESPONSIBILITIES

2.1 In consideration of the Services to be performed, CCF shall pay Vendor the fees set forth in Exhibit 1. And in accordance with the provisions of this Agreement. CCF shall reimburse Vendor for reasonable and necessary out-of-pocket expenses that Vendor incurs while performing Services. Vendor shall obtain CCF’s approval in writing prior to incurring such additional expenses.

2.2 From time to time, CCI shall instruct Vendor how to submit itemized invoices or other expense documentation. With notice to Vendor, CCF may withhold payments for unsatisfactory performance or for questionable expenses. Pending resolution of any disputed amount, such non-payment will not constitute CCF’s breach of this Agreement. CCF shall reimburse authorized expenses submitted up to thirty (30) days after the termination of this Agreement. Upon termination of this Agreement, CCF shall pay Vendor for any sums owed for Services that Vendor performed prior to the termination date if such sums are not in dispute.

2.3 CCF shall: (a) comply with all applicable laws while performing its responsibilities; and (b) obtain all necessary consents and authorizations prior to performing its responsibilities.

ARTICLE 3. CONFIDENTIALITY

3.1 In performing Services, Vendor will have access to information that is confidential and proprietary to CCF (“Information”). Information may include, without limitation: (a) names, addresses, and demographic, behavioral, and credit information relating to Citibank customers or potential Citibank customers; and (b) marketing strategies, targeting methods, and other CCF business objectives. Vendor shall use Information only for the purpose of providing Services and shall not accumulate in any way or make use of Information for any other purpose. Vendor shall ensure that only its employees, authorized agents, or subcontractors who need to know Information to perform Services will receive Information and that such persons agree to be bound by the provisions of this Article 3. Without CCF’s prior written consent, Vendor may not disclose Information to any unauthorized party. Vendor shall treat Information with at least the same degree of care that it treats its own confidential information and shall exercise reasonable precautions to prevent disclosure of Information to unauthorized parties. Vendor shall notify CCF immediately of any loss or unauthorized disclosure or use of Information that comes to Vendor’s attention.

3.2 The obligations with respect to Information shall not apply to Information that: (a) Vendor already knew; (b) Vendor received from a third party that had the right to make such disclosure; (c) CCF specifically authorizes Vendor to disclose; (d) Vendor developed independently; (e) becomes part of the public domain through no fault of Vendor; or (f) Vendor was ordered to disclose by a court or agency with appropriate jurisdiction.

3.3 Vendor agrees that any unauthorized use or disclosure of Information may cause immediate and irreparable harm to CCF for which money damages may not constitute an adequate remedy. In that event, Vendor agrees that injunctive relief may be appropriate.

3.4 Upon CCF’s demand, or upon the termination of this Agreement, Vendor shall comply with CCF’s instructions regarding the disposition of Information in Vendor’s possession or control.

3.5 Unless necessary for the performance of Services, Vendor shall not use CCF’s name or the name of a CCF affiliate in any sales publication or advertisement or make any public statement relating to CCF or its affiliates without obtaining CCF’s prior written consent.

3.6 The obligations of this Article 3 shall survive the termination of this Agreement.

ARTICLE 4. YEAR 2000 COMPLIANCE CERTIFICATION AND WARRANTY

4.1 Any software products that Vendor utilizes in providing Services to CCF hereunder shall comply in all respects with the CCF standards described herein for the Year 2000. Such software products shall be Year 2000 compliant if they perform the following: (a) the management and manipulation of all time-related data (including, without limitation, dates, duration, days of the week, and single-century, multi-century, and Leap Year formulas) without causing an abnormally ending scenario within any application and without generating incorrect values involving such time-related data; and (b) the inclusion of a reference to the century, in accordance with ISO Standard 8601, in all date-related interface functionalities and fields. Vendor shall provide CCF with periodic updates of its Year 2000 compliance performance, and if Vendor does not provide such updates, CCF may terminate this Agreement.

4.2 Vendor shall cooperate with CCF to evaluate whether CCF’s internal operations utilized in connection with the provision of the Services hereunder are compatible and will function effectively with Vendor’s Year 2000 compliant version of any software products needed to perform the Services. Vendor shall identify any modifications to CCFs internal operations which will be required in order to facilitate the compatibility and efficient functioning of CCF’s internal operations with Vendor’s Year 2000 compliant software. Vendor agrees to facilitate any interface testing recommended or required by CCF to ensure efficient operational functionality.

4.3 Vendor acknowledges that CCF may require independent verification that Vendor’s software products used in connection with providing the Services comply with CCF’s Year 2000 standards. Vendor agrees that third parties retained by CCF may access, copy, and use software products related to the Services solely for the purposes of evaluating and certifying such compliance.

4.4. Vendor represents and warrants that it will be capable of performing all Services specified in this Agreement, both prior to and following January 1, 2000, with no disruption or inclusion of incorrect date data in the Services. In the event that Services contain incorrect date data, CCF may terminate this Agreement or request that Vendor correct the services and the internal systems which caused such errors within 30 days. In addition, Vendor shall indemnify and hold CCF harmless from and against any cost, loss, damage or expense (including reasonable attorney’s fees) incurred by CCF as a result of a breach of any of the foregoing warranties.

5. AUDITS

5.1 In order to verify Vendor’s compliance with this Agreement, CCF shall have the right to conduct quarterly reviews of Vendor’s performance hereunder (“Audit”). CCF shall give Vendor reasonable advance notice of any Audit, and the parties shall schedule a mutually convenient time for any Audit. Notwithstanding the above, CCF may conduct an Audit on twenty-four (24) hours’ prior written or telephonic notice to Vendor if CCF reasonably believes that Information has been or is about to be disclosed in an unauthorized manner.

5.2 An Audit may include, without limitation, inspection and review of all aspects of Vendor’s business practices related to Vendor’s performance of Services. Vendor shall cooperate fully with CCF in any Audit and shall give CCF and its auditors access to its premises for conducting an Audit. Any authorized representative of CCF may conduct an Audit.

53 If an Audit leads CCF to conclude that Vendor breached the provisions of this Agreement or that any of Vendor’s business practices related to its performance of Services present a risk of unauthorized disclosure of Information, Vendor shall use its best efforts to change such business practices as soon as possible to the reasonable satisfaction of CCF.

ARTICLE 6. INSURANCE

While this Agreement is in effect, Vendor shall obtain and maintain all insurance coverages required by federal or state law, including, without limitation, workers’ compensation and disability insurance. Vendor shall also maintain the following minimum insurance coverages: (a) comprehensive general liability Insurance for bodily injury, death, and property damage with a per occurrence limit of at least $2,000,000.00, with such policy to include broad form contractual liability, advertisers liability, and personal injury coverage; (b) worker’s compensation and employer’s liability coverage of at least $500,000.00; and (c) fidelity bond coverage of at least $1,000,000.00. At CCF’s request, Vendor shall promptly provide to CCF certificates from its insurers indicating the amount of insurance coverage, nature of such coverage, and expiration date of each applicable policy.

ARTICLE 7. INDEMNIFICATION

Each party shall indemnify and hold harmless the other party, its corporate affiliates, and their officers, directors, employees, and agents from and against all obligations of any nature whatsoever (including all reasonable attorneys’ and experts’ fees) resulting from a party’s failure to perform in accordance with any of the terms and conditions of this Agreement; provided, however, that (a) the party to be indemnified (“Indemnified Party”) notifies the other party promptly of any such claim, and (b) such claim is not attributable to any negligent act or omission by the Indemnified Party, its corporate affiliates, or any of their officers, directors, employees, or agents. The other party shall afford the Indemnified Party the opportunity to defend or participate in the defense of such claim. The other party shall make no settlement of an indemnified claim specifically naming or directly affecting the Indemnified Party without the Indemnified Party’s prior written approval. This Article 7 shall survive the termination of this Agreement.

ARTICLE 8. TERM AND TERMINATION OF AGREEMENT

8.1 This Agreement is effective on the date first written above and will remain in effect through the time period specified in Exhibit 1. Either party may terminate this Agreement for breach by the other party upon providing written notice of termination. However, CCF may terminate this Agreement at any time upon providing thirty (30) days’ prior written notice to Vendor.

8.2 Breach of this Agreement by either party includes, without limitation, the following circumstances: (a) failure to perform any material obligation hereunder that remains uncured after twenty (20) days’ prior written notice; (b) the admission in writing of the inability to pay debts generally as they become due or the taking of any corporate action tantamount to such admission; (c) ceasing to do business as a going concern; (d) making any assignment for the benefit of creditors; (e) selling all or substantially all of its stock or assets; or (f) having such stock or assets acquired by or transferred to any third party.

8.3 If bankruptcy proceedings are commenced with respect to either party (“Debtor”) and if this Agreement has not otherwise terminated, then the other party may suspend all further performance of this Agreement until Debtor assumes or rejects this Agreement pursuant to Section § 365 of the Bankruptcy Code or any similar or successor provision. The other party’s suspension of further performance pending Debtor’s assumption or rejection will not be a breach of this Agreement and will not affect the other party’s right to pursue any of its rights under this Agreement.

8.4. The rights of the parties to terminate this Agreement are not exclusive of any other rights and remedies they may have at law for damages or otherwise, except the right specifically precluded in Article 9 below.

ARTICLE 9. JURISDICTION AND WAIVER OF JURY TRIAL

This Agreement and the respective rights and obligations of the parties shall be governed by the laws of the state of New York. VENDOR AND CCSI HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR LITIGATION BROUGHT AGAINST THE OTHER WITH RESPECT TO THIS AGREEMENT OR VENDOR’S PERFORMANCE OF SERVICES.

ARTICLE 10. INDEPENDENT CONTRACTOR

Vendor shall perform the Services as an independent contractor, and nothing contained in this Agreement or otherwise shall be deemed to create any employment, partnership, or joint venture between Vendor and CCF. Vendor acknowledges that Services performed are solely within its control, and neither Vendor nor any of its employees will hold itself out as anything but an independent contractor to CCF.

ARTICLE 11. NOTICES

Any notice or communication required under this Agreement will be effective when received and sufficient if given in writing and delivered by certified mail, registered mail, or by an overnight delivery service of general commercial use (such as UPS, Federal Express, or Airborne) addressed as follows:

To CCF:	Citibank Consumer Finance
750 Washington Boulevard, 9th Floor
Stamford, CT 06901
Attention: Rajive Chadha, Vice President

To Vendor:	Primerica Financial Services 3141 Oakcliff Industrial Estate Doraville GA 30340 Attention: Mitch Slayton

ARTICLE 12. ENTIRE AGREEMENT; AMENDMENT; ASSIGNMENT

12.1 This Agreement, together with any attached Exhibits, shall constitute the entire Agreement between CCF and Vendor with respect to Services and shall supersede all prior agreements respecting those Services.

12.2 This Agreement is and shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors, and permitted assigns and may not be changed or modified except in a writing signed by both parties.

12.3 This Agreement and its obligations may not be assigned by either party except upon written consent of the other party. However, CCF may assign any of its rights or obligations under this Agreement to a corporate affiliate with the necessary resources to perform this Agreement upon providing written notice to Vendor.

ARTICLE 13. WAIVER; SEVERABILITY

13.1 A failure or delay of either party to enforce any of the provisions of this Agreement may in no way be construed to be a waiver of such provision.

13.2 Any provision of this Agreement that is invalid, illegal, or unenforceable for any reason shall be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions or rendering any other provision of this Agreement invalid, illegal, or unenforceable.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first written above.

CITIBANK, Consumer Finance	PRIMERICA LIFE INSURANCE COMPANY

By:	By:	/s/ Mitch Slayton
Name:	Name:	Mitch Slayton
Title:	Title:	E.V.P.
Date:	Date:	5/13/99

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